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Harvard Bioscience, Inc.

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Harvard Bioscience, Inc. Issues Letter to Shareholders

Provides Update on Performance Against Previously Announced Strategic Plan

May 26, 2020

Dear Harvard Bioscience Shareholders,

I am writing to provide you with updates on our performance against our strategic plan and how are we meeting our commitment to turn around Harvard Bioscience while navigating through the challenges of the COVID-19 pandemic.

Let me start by saying that we are proud to see our products playing a valuable part in the fight against COVID-19. We have seen a significant shift in demand toward research products needed for this effort, including strong demand in our inhalation, respiratory and telemetry product portfolios. Many of our products, such as our BTX Electroporation gene splicing products, are aiding in the development of new treatments, and our multi-well plates are used for antibody detection. Our preclinical products also play a major role in new treatments or vaccines before they can be used in humans. And our recently launched inhalation products arrived just in time to be used for research and development efforts that will help in the fight against COVID-19 and other airborne viruses.

Most importantly, we will continue to be committed to doing all we can to support our customers, including contract research organizations (CROs), and researchers in government, academic and pharmaceutical laboratories in their efforts to research and develop safe and effective treatments and vaccines for COVID-19.

Performance Against Key Strategic Commitments

The COVID-19 pandemic has had a significant impact on our academic research customers. While this will cause some delays, we still expect to meet or exceed our strategic actions announced on September 9, 2019. Below I report on each of the strategic actions we have committed to:

•	We have stabilized the business and completed assembling an experienced leadership team. We have the right executives and Board of Directors to turn the Company around this year.

•	We have reduced our interest expense by paying down our debt by $6 million since July 2019. While bank refinancing is delayed, we expect to have the leverage ratio below 3x this year, as we previously stated. Once banks are ready to refinance, we are ready to do so.

•	We have improved margins through consolidations, and have reduced cost of goods sold (COGS) and operating expenses. We completed consolidation of our North Carolina operation and have begun consolidating our Connecticut manufacturing operation, which we expect to finish in the next quarter. In addition, we expect to complete the streamlining of our UK operation next quarter. These consolidations have resulted – and will continue to result – in reductions in both COGS and operating expenses.

•	Operating expenses and COGS were further reduced by restructuring actions initiated in late 2019 followed by reductions in force, and these expense reductions were further augmented by the COVID-19 action plan we put in place in the second quarter of this year.

•	We have begun creating a leaner global manufacturing and supply chain through the consolidations described above and by bringing together the operations team under one experienced leader, Ken Olson.

•	We have re-energized and refocused sales by appointing experienced sales leaders. Ryan Wallace now leads direct sales to CROs, Pharma and certain large customer accounts where strategic selling of large multi-year sales are typical. Don Stewart and Henrik Schmidt are focusing on expanding the total available market and driving sales to Academic Research Customers in the Americas & APAC, and Europe, respectively.

•	We have started rationalizing our product portfolio and pricing, eliminating non-strategic lower margin products and are driving cross selling of historical cellular and molecular products into CROs/Pharma and Pre-Clinical products into large academic labs.

Below is a summary of our progress on the strategic actions we announced for 2019 and 2020:

Strategic Action	Status
Stabilize business and complete leadership team	Complete
Refinance debt and reduce interest expense	Refinance delayed due to COVID-19 impact on credit markets
Improve margins through consolidations, reduced COGS and operating expenses	On track: FY19 restructure completes Q3 with > $4M savings, additional $3M savings in Q2
Optimize manufacturing and supply chain	On track: 1 consolidation complete, 2 in progress
Reenergize and refocus sales operations	Complete: Sales team alignment to CROs/Pharma, Academic, Distributors/OEM
Rationalize product portfolio and pricing	On track: To be completed by year end
Pay down debt and reduce leverage ratio to <3x by end of 2020	On track: Reduced debt by $6 million since July 2019

COVID-19 HAS ACCELERATED OUR AGGRESSIVE ACTIONS TO BUILD A LEANER, MORE PROFITABLE PLATFORM

•	When Academic Research Labs in China began shutting down, we planned for the possibility of labs across the globe being similarly affected. In response, beginning in April, we implemented a COVID-19 mitigation plan to further reduce spend by an additional $3 million in the second quarter.

•	Combined revenues from CROs and Pharma increased in the first quarter and are expected to strengthen throughout the year.

•	Given the challenges of predicting the timing of the Academic recovery, we will continue to aggressively manage costs and continue the move to a leaner organization and operation.

•	By taking immediate cost actions, we expect to maintain solid gross margins and operating profit during the second quarter of 2020 and expect to improve sequentially through the year.

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Last September, I committed to turning the Company around and to creating significant shareholder value by transforming Harvard Bioscience into a profitable growth platform. We set aggressive targets to measure ourselves against and committed to creating a high performing business by 2021. The COVID-19 pandemic came, impacting us as everyone else – but like many previous challenges, this team saw it coming and immediately took aggressive actions to deal with it. We’re successfully managing through this challenge and remain focused on meeting the commitments we have made to you.

Thank you for your investment in Harvard Bioscience.

Sincerely,

Jim Green

Chairman, President & Chief Executive Officer

About Harvard Bioscience

Harvard Bioscience is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental research, discovery, and pre-clinical testing for drug development. Our customers range from renowned academic institutions and government laboratories, to the world’s leading pharmaceutical, biotechnology and clinical research organizations. With operations in North America and Europe, we sell through a combination of direct and distribution channels to customers around the world.

For more information, please visit our website at www.harvardbioscience.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future," "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, industry outlook, the impact of the COVID-19 pandemic on the Company’s business, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, including our Form 10-K for the year ended December 31, 2019, and subsequent Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein may cause the Company's actual results to differ materially from those in the forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

Investor Contact

Michael Rossi

Chief Financial Officer

(508) 893-8999

mrossi@harvardbioscience.com

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